News Release

For Information Contact:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER TO CONSOLIDATE U.S. AND INTERNATIONAL SUPPLY CHAIN SOLUTIONS BUSINESSES

MIAMI, November 30, 2007 – Ryder System, Inc. (NYSE: R) today announced plans to combine its U.S. and International Supply Chain Solutions (SCS) business operations to form a single, fully integrated organization to serve SCS customers globally. The new structure will formally align SCS expertise, business resources, and management processes, to efficiently support the increasing global sourcing and production needs of the Company’s substantial North American customer base and accelerating customer demand outside of North America.

The announcement follows the introduction of a global account management initiative in 2006, which integrated SCS expertise and resources from various reporting units and operations across four continents into a collaborative network to improve consistency of customer support across global regions. As a result of the restructuring, President of U.S. Supply Chain Solutions Vicki O’Meara has elected to leave the Company to pursue other interests. Ms. O’Meara is a 10-year veteran of the Company who has served in senior leadership roles as Executive Vice President of Corporate Operations and Executive Vice President and General Counsel, prior to her most recent role as President of U.S. Supply Chain Solutions. Ryder will be conducting an internal and external search of candidates to lead the new Global Supply Chain Solutions organization.

Commenting on Ms. O’Meara’s decision, Ryder Chairman and Chief Executive Officer Greg Swienton said, “Vicki has made significant contributions to Ryder’s progress in each of her diverse roles over the past 10 years, and was instrumental in initiating global account management within our Supply Chain Solutions business. We thank Vicki for her commitment and we wish her much success in the future.”

Mr. Swienton will assume direct responsibility for all SCS operations until the leader of the new global SCS organization is named. Reporting to Mr. Swienton will be Tom Jones, Senior Vice President and General Manager, U.S. Supply Chain Solutions, who will replace Ms. O’Meara on an interim basis. Mr. Jones joined Ryder in 1988 and has held various positions of increasing responsibility, including Senior Vice President of Supply Chain Solutions, Automotive, Aerospace and Transportation Management. Dave Bouchard, Senior Vice President and General Manager of International, will continue to lead Ryder’s international SCS operations, reporting to Mr. Swienton.

About Ryder

Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 362nd on the Fortune 500 and 1,458th on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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